EXHIBIT 10.1.1
MAKEMYTRIP LIMITED
Amended and Restated MakeMyTrip.com 2001 Equity Option Plan
ARTICLE 1
TITLE
This Plan shall be called the MakeMyTrip.com 2001 Equity Option Plan.
ARTICLE 2
AUTHORITY
This Plan has been adopted by the Board of Directors by a resolution passed at its meeting held on 12th January 2001, pursuant to the enabling authority granted under a resolution passed by the members of the Company at the General Meeting of shareholders held on 12th January 2001. The term of this Plan was for an initial seven years from June 1, 2000 but was extended to June 1, 2012 pursuant to a board resolution passed on June 12, 2009 which had retrospective effect from June 1, 2007, and a shareholders’ resolution passed on May 25, 2010. This Plan has been subsequently amended and restated pursuant to a board resolution passed on May 25, 2010, and a shareholders’ resolution passed on May 25, 2010.
ARTICLE 3
OBJECTS
The objects of the MakeMyTrip.com 2001 Equity Option Plan are:
1.	To provide means to enable the Company to attract and retain appropriate human talent in the employment of the Company and its subsidiaries,

2.	To motivate the Employees of the Company and its subsidiaries with incentives and reward opportunities

3.	To achieve sustained growth of the Company and the creation of Shareholder value by aligning the interests of the Employees with the long term interests of the Company; and

4.	To create a sense of ownership and provide the Employees, with wealth creation opportunities, while in the employment of the Company.
ARTICLE 4
DEFINITIONS & INTERPRETATIONS
Definitions:

In this document the following expressions including their grammatical variations and cognate expressions shall, where the context so admits, have the following meaning:

4.1	‘Associate Company’ means any company in which not less than 25% of the paid up equity capital is held directly or indirectly, whether singly or jointly by the Company and / or its Holding Company and / or its Subsidiary and / or its promoters.

4.2	‘Board of Directors’ / ‘Board’ means the Board of Directors of the Company for the time being and where the context so requires include the Board of Directors of the Holding Company and/or a Subsidiary Company and/or an Associate Company.

4.3	‘Change in Capital Structure’ means a change in the capital structure of the Company as a result of reclassification of Shares, splitting up of the face value of Shares, sub-division of Shares, issue of bonus Shares, issue of rights shares, conversion of Shares into other shares or securities and any other change in the rights or obligations in respect of Shares.

4.4	‘Change in Control Value’ means the amount determined in accordance with the provisions of the applicable sub-clause, as hereinafter stated:

.1	the per share price offered whether in cash or otherwise to shareholders of the Company in any merger, demerger, consolidation, amalgamation, or dissolution transaction,

.2	the per share price offered whether in cash or otherwise to shareholders in any open offer or exchange offer whereby a Corporate Action takes place or

.3	if a Corporate Action occurs other than as described in Article 4.4.1 or 4.4.2, the Fair Market Value per share, determined by the Board of Directors, as on the date determined by the Board of Directors to be the date of cancellation and surrender of any Options.
If the consideration offered to shareholders of the Company in the event of a Corporate Action, consists of anything other than cash, the Board of Directors shall determine the fair cash equivalent of the portion of the consideration offered which is other than in cash.

4.5	‘Closing Date’ shall have the meaning set forth in Article 6.2.

4.6	‘Company’ means MakeMyTrip Limited (formerly known as International Web Travel Private Limited)., a company incorporated in Mauritius and having its registered office at Multiconsult Limited at Rogers House, 5 President John Kennedy Street, Port Louis, Mauritius, its successors and assigns and where the context so requires includes Employer Company.

4.7	‘Compensation Committee’ means the ‘Compensation Committee’ set up by the Company under Article - 7.

4.8	‘Corporate Action’ means one of the following events:
(i)	the merger, de-merger, spin-off, consolidation, amalgamation, sale of business or other reorganisation of the Company (except to a subsidiary) in which the Shares are converted into or exchanged for:
a.	a different class of securities of the Company; or

b.	any securities of any other issuer; or

c.	Cash; or

d.	Other property,
(ii)	the sale, lease or exchange of all or substantially all of the assets /undertaking of the Company to any other company or entity (except to a subsidiary).

(iii)	the adoption by the Shareholders of the Company of a scheme of liquidation, dissolution or winding up.

(iv)	acquisition (other than acquisition pursuant to any other clause of this definition) by any company / person or entity or group of a controlling stake in the Company, whereby a change in management occurs.

For the purpose of this Article, ‘Controlling Stake’ means 25% of the voting share capital of the Company.
4.9	‘Companies Act’ means the Companies Act No. 57 of 1984 of the Republic of Mauritius.

4.10	‘Employee’ means any person in the bona fide permanent employment or holding the position of managing or whole-time director or director, of the Employer Company. ‘Employee’ shall also include a prospective Employee to whom a Grant is made in connection with written offers of employment made by the Employer Company

4.11	‘Employer Company’ means the Company or its Holding company or its Subsidiary company or an Associate Company

4.12	‘Exercise’ in relation to Options means, the tendering by a Grantee, of an application for issue of Shares, pursuant to the Options vested in him under the Grant and the Plan, accompanied by the Exercise Price payable for the Shares.

4.13	‘Exercise Date’ means the date on which a Grantee elects to Exercise the Options.

4.14	‘Exercise Period’ in relation to Options means the period commencing from the Vesting Date of Options and ending on the date after which Options cannot be exercised.

4.15	‘Exercise Price’ means the price payable for the Shares offered under a Grant.

4.16	‘Fair Market Value’ means, as of any specified date, the closing price of the Shares on the NASDAQ (or, if the Shares are not listed on such NASDAQ, the price on such other Recognised Stock Exchange on which the Shares are then listed and having the maximum volume of transactions on that date), or if no prices are reported on that date, the price determined based on the average Share Price prevailing on the last 5 days prior to the date of Grant.

If the Shares are not listed on any stock exchange at the time a determination of its value is required to be made hereunder, the Fair Market Value of the Shares shall be the price at which shares in the Company were subscribed to by the last Significant Investor. ‘Significant Investor’ for the purpose of this sub-clause shall mean any investor who has acquired not less than 5% of the equity capital of the company at the time of such acquisition.

4.17	‘MMT Option Agreement’ means a written agreement between the Company and an Employee with respect to a Grant to such Employee.

4.18	‘Grant’ means, individually or collectively, any Options granted pursuant to the Plan.

4.19	‘Grant Date’ means the date on which a Grant is made to an Employee unless otherwise specified by the Compensation Committee.

4.20	‘Grantee’ means an Employee who has been granted Options pursuant to the Plan and where the context so requires includes the legal heirs and / or the designated beneficiary.

4.21	‘Holding Company’ means a holding company as defined under the provisions of the Companies Act

4.22	‘Holder’ means a person who is holding the Options under the Grant.

4.23	‘Insider’ means an Employee or Director of the Company or any other person whose transactions in Shares of the Company are subject to laws or regulations of Mauritius or any other applicable jurisdiction.

4.24	‘IPO’ means the Initial Public Offer of the Company’s Shares resulting in a listing of the Shares on any Recognised Stock Exchange.

4.25	‘Option’ means the right, without any obligation, granted to an Employee to subscribe for Shares or any Resultant Shares upon such terms and conditions as may be specified in this Plan or in the MMT Option Agreement. Any reference in the Plan to the term “Option” shall if the context so permit, be deemed to mean and include “Warrant” as defined hereinafter and in such a case all the provisions of this Plan and/or any document executed pursuant thereto, as applicable to Options shall, mutatis mutandis, apply to Warrants.

4.26	‘Plan’ means the MakeMyTrip.com 2001 Equity Option Plan as set out herein and as amended or modified from time to time.

4.27	‘Recognised Stock Exchange’ means, a stock exchange, whether in or outside India, which is notified / recognised by any government authority as a recognised stock exchange, for the purpose of trading of shares / securities of any company.

4.28	‘Resultant Shares’ means the shares or other securities issued in lieu of the Shares of the Company, on any Change in Capital Structure or on any Corporate Action.

4.29	‘Shares’ means the equity Shares of the Company and securities convertible into equity shares and shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying equity shares or securities convertible into equity shares and where the context so requires shall include the Resultant Shares.

4.30	‘Subsidiary’ means a subsidiary company as defined in the Companies Act.

4.31	‘Vested Option’ means an Option which has vested with the Grantee and has thereby become exercisable on the Exercise Date.

4.32	‘Vesting’ means the process by which a Grantee becomes eligible to exercise his rights to apply for Shares of the Company pursuant to the Options granted to him under the Plan.

4.33	‘Vesting Date’ in relation to Options means the earliest date on which the rights under the Options can be exercised by a Grantee.
II)	Interpretation:

In this document, unless the contrary intention appears:
a)	the singular includes the plural and vice versa;

b)	the word “person” includes an individual, a firm, a body corporate or unincorporated or any authority; and

c)	any word or expression importing the masculine, feminine or neuter genders only, shall be taken to include all three genders.
III).	Article Headings:

Article headings are for information only and shall not affect the construction of this document.

IV.	References:
a.	A reference to a Clause or Schedule is respectively a reference to a Clause or Schedule of this document. The Schedules to this document shall for all purposes form part of this document.

b.	Reference to any Act, Rules, Statute or Notification shall include any statutory modification, substitution or re-enactment thereof.
ARTICLE 5
IMPLEMENTATION
5.1	The Plan shall be implemented by the Compensation Committee under the broad policy and framework laid down by the Company and/or the Board of Directors of the Company, in accordance with the authority delegated to the Compensation Committee in this regard from time to time, and subject to the amendments, modifications and alterations to the Plan made by the Company and/or the Board of Directors in this regard.
ARTICLE 6
EFFECTIVE DATE AND PLAN DURATION
6.1	The Plan shall be deemed to have come into force on the 1st day of June, 2000 or on such other date as may be decided by the Board of Directors of the Company.

6.2	The Plan shall be terminated and no Grants will be made under the Plan after 1 June, 2014 or such other date as may be determined by the Company (“Closing Date”).

Any such termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

If any Options granted under the Plan are terminated / forfeited / lapsed under the provisions of the Plan, such Options shall be available for further Grants under the Plan. After the Closing Date, the Plan shall remain in effect until all Options granted under the Plan have been Exercised or have expired by reasons of lapse of time, whichever is earlier
ARTICLE 7

COMPENSATION COMMITTEE
7.1	The Board of Directors has, pursuant to a meeting held on 12th January 2001, constituted a separate Committee by the name of the “Compensation Committee”.

7.2	The Compensation Committee shall consist of such number of persons not exceeding five, as the Board of Directors may deem fit. The Compensation Committee, in the exercise of its powers, may require any information from the Board/Company and/or seek the assistance of any Employee of the Company as it may deem fit to fully and effectively discharge its duties.

7.3	The powers of the Compensation Committee, inter alia, include the power to:
a.	determine the number of Options to be Granted, to each Employee and in the aggregate, and the times at which such Grants shall be made.

b.	determine the vesting and/or lock-in period of the Grant made to any Employee and/or any conditions subject to which such Vesting may take place.

c.	determine the Employees eligible for participation in the Plan in accordance with such criteria as may be laid down from time to time by the Board.

d.	determine the performance parameters for Grant and/or Vesting of Options granted to an Employee, under the Plan.

e.	assess the performance of an Employee for granting/determining the Vesting of the Options.

f.	lay down the conditions under which Vested Options of a Grantee may lapse in case of termination of his employment for fraud, misconduct or where such a Grantee joins an entity which is a Competetor etc.

g.	determine the Exercise Period within which the Employee should Exercise the Options and that Options would lapse on failure to exercise the Option within the Exercise Period.

h.	specify time period within which the Employee shall Exercise the Vested Options in the event of termination or resignation of an Employee.

i.	lay down the procedure for making a fair and reasonable adjustment to the number of Options and to the Exercise Price in case of Change in the Capital Structure and/or Corporate Action.

j.	provide for the right of a Grantee to Exercise all his Vested Options at one time or at various points of time within the Exercise Period.

k.	lay down the method for satisfaction of any tax obligation arising in connection with the Options or such Shares.

l.	lay down the procedure for cashless Exercise of Options, if any.

m.	provide for the Grant, Vesting and Exercise of Options in case of Employees who are on long leave or whose services have been seconded to any other company or who have joined Holding Company or a Subsidiary or an Associate company at the instance of the Employer Company.

n.	And generally exercise such powers as may be necessary or expedient in connection of the implementation or administration of the Plan.
7.4	The number of members of the Compensation Committee and their powers and functions can be specified, varied, altered or modified from time to time by the Board of Directors subject to such rules and regulations as may be in force. The Board may further provide that the Compensation Committee shall exercise certain powers only after consultation with the Board and in such case the said powers shall be exercised accordingly.

7.5	All decisions made by the Compensation Committee in the matters relating to the Plan and in the exercise of its powers thereunder shall be final, conclusive and binding on the Company and on all Grantees and persons eligible to participate in the Plan. No members of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.
ARTICLE 8
APPRAISAL OF AN EMPLOYEE
8.1	As soon as may be possible after the Plan comes into effect and at such times thereafter, as deemed fit by the Compensation Committee, the Compensation Committee shall, based on the various criteria (which criteria shall be decided from time to time by the Board) decide on the Employees who are eligible for a Grant under the Plan and the terms and conditions thereof.
ARTICLE 9
GRANT
9.1	The Compensation Committee may from time to time make Grants to one or more Employees, which shall include recurring grants to the same Employee. The aggregate number of Shares underlying the Options that may be granted under the Plan shall not exceed 15% of the paid up share capital of the Company, on fully diluted basis.

9.2	The total number of Shares underlying all the Grants made to any particular Employee shall not exceed 5% of the total issued equity capital of the Company.

9.3	A Grant agreed to be made to a prospective employee upon the condition that such person becomes an Employee, shall be deemed to have been granted, effective on the date such person commences service with the Company.

9.4	The Exercise Price for the Shares offered under a Grant shall be determined by the Compensation Committee and shall be specified in the Grant. The Exercise Price per Share subject to a Grant may be determined, amended or adjusted in the absolute discretion of the Board or the Compensation Committee, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, a downward adjustment of the Exercise Prices of Grants by the Board or the Compensation Committee shall be effective without requiring any further approval of the Company’s shareholders or the approval of the affected Employees.

9.5	The Grant shall be in writing and shall specify the number of Options granted, the price payable for exercising the Options, the earliest date on which some or all of the Options and the Shares acquired under the Grant shall be eligible for Vesting, fulfillment of the performance and other conditions etc., if any, subject to which Vesting shall take place, and the other terms and conditions thereto and shall be substantially in the format enclosed in Schedule A or as near thereto as the circumstances require. Provided however no Vesting of any Option shall take place unless one year has elapsed from the date of its Grant.

9.6	The Options shall not be transferable and can be exercised only by the Grantees except as otherwise stated in this Plan.
ARTICLE 10
VESTING OF OPTIONS
10.1	Unless otherwise specified in the Grant, all initial Grants made to any Employee shall Vest, in the following manner:
•	10% of the Options shall Vest on the expiry of 12 months from the date of Grant.

•	20% of the Options shall Vest on the expiry of 24 months from the date of Grant.

•	30% of the Options shall Vest on the expiry of 36 months from the date of Grant.

•	40% of the Options shall Vest on the expiry of 48 months from the date of Grant.

10.2	Further, unless otherwise specified in the Grant, all subsequent Grants made on the basis of performance of an Employee, shall Vest in the Employee in four equal installments at each anniversary of the Grant Date respectively.

10.3	Notwithstanding anything to the contrary in this Plan the Compensation Committee mayin its absolute discretion, vary the Vesting Date from Employee to mEployee or class thereof, as it may deem fit.

10.4	The Compensation Committee in its absolute discretion may permit the Options granted, including Options, which have not Vested, to be Exercised within such time and as per such terms and conditions as it may determine.

10.5	In the event of the Employee:
a.	dying while in the employment or engagement of the Company; or

b.	becoming permanently disabled; or

c.	attaining the age of superannuation while in service,
the rights and obligations under the Options Vested in him before the event, shall accrue to his legal heirs or continue in his hands, as the case may be. In any of the above cases the Compensation Committee may in its absolute discretion permit the exercise of any unvested Options and / or modify Exercise Period of any Vested Options, and the other conditions of the Grant
ARTICLE 11
EXERCISE OF OPTIONS
11.1	Unless otherwise specified elsewhere in the Plan, Vested Options must be exercised prior to the earliest of the following dates:
a.	48 (Forty-eight) months from the Vesting Date

b.	72 (Seven two) months from the date of Grant.

c.	6 (Six) months following the Grantee’s date of voluntary resignation or termination of employment other than due to death, disablement or retirement.

d.	One (1) year following the death of a Grantee or the termination due to disability or retirement.
Provided however that a Holder who, having regard to the applicable Statutes, Rules and Regulations of the country of which he is resident or any other country having jurisdiction over the Plan, is restricted / not permitted from paying in full or in part the Exercise Price or from acquiring the Shares by Exercise of Options, will be required to use the Cashless Exercise method described in Article 11.3 below to exercise such number of Options for which he is not permitted to pay / remit the Exercise Price due to legal / statutory restrictions (such Options are referred to herein as the “Restricted Options”.

Provided further that till such time as the Company has completed an IPO, the Exercise Period for such Restricted Options shall be extended to a period up to 12 months from the IPO and such Restricted Options shall be exercised, unless otherwise permitted under the relevant regulations, under the Cashless Exercise as provided hereinafter. Any Restricted Options not exercised within the extended Exercise Period so provided shall lapse irrevocably.

Provided further that if the Company does not complete an IPO within 72 months from the Grant Date of the Restricted Options, all such Restricted Options shall, unless otherwise permitted by law or by the Compensation Committee, lapse irrevocably.

11.2	The Employee may, at any time during the Exercise Period, and subject to fulfilment of conditions of the Grant, exercise the Options by submitting an application to the Board of Directors to issue and allot him Shares pursuant to the vested Options, accompanied by payment of an amount equivalent to the Exercise Price in respect of such Shares and such other writing, if any, as the Board may specify to confirm extinguishment of the rights comprising in the Options then exercised. In the event of Exercise of Options resulting in fractional Shares, the Compensation Committee shall be entitled to round off the number of Shares to be issued to the adjusted nearest whole number, and Exercise Price shall be correspondingly adjusted.

11.3	Cashless Exercise:

Under a Cashless Exercise, a Holder who exercises the Options will have to simultaneously sell the Shares acquired on the Exercise of Options and will only be entitled to receive the difference between the Selling Price and the Exercise Price for the Options exercised by him after deducting taxes payable on exercise/sale, if any, and other amounts, expenses and charges due from him (including that in connection with the sale).

Provided further that the Board and/or the Compensation Committee may require the Holder to surrender the Options to the Company at the Selling Price of the Shares underlying the Options in lieu of such exercise and simultaneous sale of shares. In such an event the Holder will be paid the difference between the Selling Price of the Shares underlying the Options and the Exercise Price after deducting taxes payable at source if any and other expenses and charges payable in connection therewith.

For the purpose of implementing the ‘Cashless Exercise’ or any surrender of Options the Compensation Committee shall be entitled to specify such procedures including escrow mechanisms for the Shares issued on Exercise of the Options as may be necessary and the same shall be binding on the Holder.
a.	For the purpose of this clause, unless otherwise stated Selling Price means where the Shares of the Company are listed on a Recognised Stock Exchange the actual price realised on sale of the Shares or , if the Options are surrendered, the Fair Market Value of the Shares;

b.	where the Shares of the Company are not listed on any Stock Exchange , the Fair Market Value as defined in Article 4.15 of this Plan.
Notwithstanding anything contained herein or elsewhere in this plan, it is hereby clarified that the company is under no obligation to either buy the shares or accept surrender of any Options or pay any compensation to any Holder under this clause as a result of the inability or unwillingness of the Holder to acquire any Shares, whether due to lack of funds, any restriction under any applicable law or otherwise. Additionally, it is clarified that the Cashless Exercise shall be available to Restricted Options only after the Shares of the Company are listed on a Recognized Stock Exchange, without requiring any consent of the Compensation Committee.

11.4	Except as otherwise provided, payment of the Exercise Price for the Shares to be acquired pursuant to any Options shall be made in such manner as may be approved by the Board from time to time to the extent permitted by applicable law.

The application shall be in such form as may be prescribed in this regard and the Compensation Committee may determine the procedure for exercise from time to time.

11.5	Subject to the provisions of Article 11.1 hereinabove, the Holder shall Exercise his Options only during the period as maybe decided by the compensation committee from time to time.

Provided however that in case of cessation of employment due to voluntary resignation, termination by the Employer Company or death, disability or retirement of the Employee, the Holder shall Exercise the Options in accordance with the provision of clause 11.1 notwithstanding the exercise dates specified hereinabove in this clause but subject to the provisions of any applicable law or regulation for the time being in force.

11.6	Notwithstanding anything contained elsewhere in the Plan, the Compensation Committee and/or the Board may if the Exercise of Options within the Exercise period, is prevented by any law or regulation in force the Compensation Committee or the Board, defer or refuse to permit the Exercise of Options during such time as the Exercise of the Options is prohibited by the applicable laws or regulations and in such an event, the Company shall not be liable to pay any compensation or similar payment to the Employee for any loss suffered due to such refusal.

Provided further, that the Board shall have the power and be and is hereby authorised to cancel all or any of the Options granted under the Plan if so required under any applicable law for the time being in force or the order of any jurisdictional court. In the event of any such cancellation, no compensation shall be payable to the Holder for such cancelled Options.
ARTICLE 12
CESSATION OF EMPLOYMENT
12.1	If a Grantee’s employment (or other service) with the Employer Company terminates
(i)	for Cause or

(ii)	Voluntarily (on the part of the Grantee)
the Options, to the extent not previously exercised, will terminate on the date of such termination of employment (or service).

‘Cause’ for the purpose of this Plan shall mean, as determined by the Compensation Committee, (i) the continued failure of the Employee to substantially perform his duties to the Employer Company (other than any such failure resulting from retirement, death or disability as defined below), (ii) the engaging by the member in willful, reckless or grossly negligent misconduct which is determined by the Compensation Committee to be detrimental to the interest of the Company or any of its affiliates, monetarily or otherwise, (iii) fraud, misfeasance, breach of trust or wrongful disclosure of any secret or confidential information about the Company (iv) the member’s pleading guilty to or conviction of a felony.

12.2	If a Grantee’s employment with the Employer Company terminates for reason other than:
a)	for Cause, or

b)	Voluntarily (on the part of the Grantee), or

c)	death, or

d)	permanent disability,
the eVsted Options under the Plan may be exercised not later than three (3) months after such termination.

Provided that the provisions of the provisos to Article 11.1 shall apply mutatis mutandis.

12.3	If the Employee joins, whether in the capacity of an Employee, consultant, advisor or any other manner, any company or entity which is a Competitor to the Company within a period of 12 (Twelve) months for the date of his cessation of employment with the Employer Company, all Shares acquired on Exercise of the Options shall be compulsorily transferred to the Company or its nominee at the Exercise Price paid in respect of such Options.

Provided further that the Company shall have a lien on such Shares till such time they are transferred in accordance with the above provisions.

“Competitor’ for this purpose shall mean any company or entity which is engaged in the business, whether wholly or partly, of providing travel and tourism related services through the internet or which is same or similar to the business of the Company.

12.4	If a Grantee’s employment with any Employer Company terminates due to:
a)	death

b)	permanent disability

c)	superannuation or resignation , with the consent of the Company the Options, only to the extent previously Vested, shall remain Vested with the person or the beneficiary designated. Options which are not Vested Options shall lapse automatically upon the occurrence of any of the abovementioned events.

These Vested Options shall be exercised within a period of 12 (Twelve) months following such event or such extended time as provided by the Compensation Committee. The Options may exercised by the Employee or in his absence by the beneficiary designated by the Employee, or, if no beneficiary is designated, by the executor or administrator of the Employee’s estate.

Provided that the provisions of the provisos to Article 11.1 shall apply mutatis mutandis

12.5	Nothing contained in Article 12.1 shall be applicable, in the event of cessation of the Employee’s services due to secondment or deputation, so long as the Employee continues to be employed by the Employer Company.

Provided further that the Compensation Committee shall have full power and authority to relax any of the conditions and provisions of Article 12.1 in case of an Employee who resigns from service of the Company to join its Holding Company or its Subsidiary Company or another Subsidiary of its Holding Company or any Associate company.
ARTICLE 13
RESTRICTIONS ON TRANSFER, RIGHT OF FIRST REFUSAL.
13.1	Except as provided here, till the completion of the IPO, the Grantee shall not sell, assign, transfer, pledge or otherwise dispose of any of the Shares, or any right or interest therein, either voluntarily or involuntarily, without first delivering a written notice (the “Transfer Notice”) to the Company. The Transfer Notice must specify (i) the name and address of the proposed Transferee; (ii) the number of Shares, or interest therein, proposed to be sold or transferred; and (iii) all other material terms and conditions of the proposed transfer.

The Grantee who is desiring to sell underlying Shares and is eligible to do so, would have to necessarily offer to sell it to the Company or its nominee at the lesser of the Fair Market Value or the price specified in the Transfer Notice. The Company, if it elected to purchase the Shares, would ensure that sufficient funds are available to pay, within 60 days of receiving the Transfer Notice, to the Grantee making such a request.

13.2	Within fifteen (15) days after receipt of the Transfer Notice, the Company or its nominee may elect to purchase any or all, the Shares to which the Transfer Notice refers at the lesser of the Fair Market Value of the Shares on the date the Company receives the Transfer Notice or the price specified in the Transfer Notice. Notwithstanding the foregoing, the Company may elect to offset against and deduct from any payment of the purchase price of the Shares any indebtedness then owed by the Grantee to the Company.

13.3	In the event the Company or its nominee elects to acquire Shares of the said Grantee as specified in the Transfer Notice, the Secretary of the Company shall so notify the said Grantee and settlement thereof shall be made in cash within forty five (45) days after the Company or its nominee elects to purchase.

13.4	If the Shares referred to in the Transfer Notice are not purchased by the Company or its nominee, the said Grantee, within a period of 60 (Sixty) days from the date of delivery of the Transfer Notice to the Company, may sell such Shares to any person(s) or entity, provided that such sale or transfer is consummated within ninety (90) days termed as Free-transfer Period, following the date of delivery of the Transfer Notice to the Company and, provided further, that such sale is in accordance with all the terms and conditions hereof and in the Transfer Notice. After the completion of Free-transfer Period, the Company’s right of first refusal is applicable again if the said Grantee desires to exercise his Options and sell underlying Shares.
ARTICLE 14
RIGHTS OF MEMBERS IN SHARES
14.1	Neither Employee, nor his successor in interest, shall have any of the rights of a shareholder of the Company with respect to the Shares for which the Option is exercised until such shares are issued by the Company and the name of the Grantee is entered in the register of shareholders of the Company.
ARTICLE 15
TERMS AND CONDITIONS OF SHARES
15.1	Unless otherwise determined by the Compensation Committee, all Shares acquired under the Plan will rank pari passu with all other Shares (other than any preference shares or participating preference shares) of the Company for the time being in issue, save as regards any right attached to any such

Shares by reference to a record date prior to the date of allotment. Dividend in respect of Shares allotted on exercise of the Options shall be payable pro-rata from the date of allotment.
ARTICLE 16
CHANGE IN CAPITAL STRUCTURE OR CORPORATE ACTION
16.1	Except as hereinafter provided, a Grant made shall be subject to adjustment, by the Compensation Committee, at its discretion as to number and price of Options or Shares, as the case may be, in the event of ‘Change in Capital Structure’ or a ‘Corporate Action’ as defined herein.

16.2	The existence of the Plan and the Grants made hereunder shall not in any way effect the right or the power of the Board of Directors or the shareholders or the Company to make or authorise any ‘Change in Capital Structure; or any ‘Corporate Action’ including any issue of shares, debt or other securities having any priority or preference with respect to the Shares or the rights thereof.

16.3	If there is a ‘Change in the Capital Structure of the Company’ before the Options granted under this Plan are exercised, the Employee shall be entitled on exercise of the Options, to such number of Resultant Shares to which he would have been entitled as if all the Options not exercised by him had been exercised by him before such ‘Change in the Capital Structure’ of the Company had taken place and the rights under the Options shall stand corresponding adjusted.

16.4	The Shares in respect of which the Options are granted, are Shares as presently constituted. But if and when, prior to the expiry of the Exercise Period there is a ‘Change in the Capital Structure’ of the Company, the number of Shares with respect to which the Options may thereafter be exercised shall, in the event of:
i)	an increase in the number of Resultant Shares, be proportionately increased, and the Exercise Price, be proportionately reduced.

ii)	A reduction in the number of Resultant Shares, be proportionately reduced, and the Exercise Price, be proportionately increased.
Provided further that in case the provisions of applicable law restrict/prohibit the issue of shares at a discount to its par value, the Exercise Price shall not be less than the amount as prescribed under such law.

16.5	In the event of ‘Corporate Action’, the Compensation Committee, at least seven days prior to any ‘Corporate Action’ or thirty days thereafter, acting in its absolute discretion with or without the consent or approval of the Employee, as it may deem fit, shall in respect of the outstanding Options act on any of the following alternatives: -
i)	Provide that on any exercise of Options hereafter, the Employee shall be entitled to the Shares and / or Resultant Shares as if the Employee had been a Holder of the Shares on exercise of the Options.

ii)	Make such adjustments to the Options outstanding to reflect the ‘Corporate Action’, as may be necessary,

iii)	Require the mandatory surrender to the Company, by all or some of the Employees, of all or some of the outstanding Options, irrespective of whether, the Options, have vested or not, as on that date, and in such an event the Compensation Committee shall pay to such Employee an amount, in cash or otherwise, per Option, as the case may be, of the ‘Change in Control Value’ after deducting the balance Exercise Price payable, if any.

iv)	Accelerate the Vesting and / or the Exercise of the Options so that the Options are to be compulsorily exercised before the date specified by the Compensation Committee, failing which they shall lapse.

Provided however that unless specifically agreed upon by the Board all unvested Options on the date of any Corporate Action as envisaged under Articles 4.7.ii and 4.7.iii, shall lapse and the Holders shall not be entitled to any compensation of any nature whatsoever.

16.6	Where the Company makes a further issue of capital upon which all the existing Shareholders of the Company are offered a right to subscribe for the further issue of capital at a price lower than the Exercise Price, whether by way of Shares or any other securities (hereinafter called ‘the Rights issue’), the Board may in its absolute discretion, permit any Grantee to subscribe to the Rights issue as if all the Options not exercised by him had been exercised by him before such ‘Change in the Capital Structure” of the Company, had taken place. Such newly subscribed Shares or other securities shall be issued on such terms and conditions as may be determined or deemed fit by the Board.
ARTICLE 17
AMENDMENT OR TERMINATION OF THE PLAN
17.1	The Board of Directors in its absolute discretion may from time to time amend, alter or terminate the Plan or any Grant or the terms and conditions thereof provided, that no amendment, alteration or termination in any Grant previously made may be carried out, to the extent possible, which would impair or prejudice the rights of the Grantee without the consent of the concerned Grantee.

Provided further, that the Board may not, without the approval of the shareholders holding in aggregate not less than 75% of the issued share capital of the Company, amend the Plan:
1.	To increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan on exercise or surrender of Options or upon Grants; and

2.	To extend the maximum period during which Grants may be made under the Plan.
17.2	Without prejudice to the above, the Board of Directors, without any reference to or consent of the Grantee concerned, may amend the Plan or Grant or any Agreement to comply with any laws, regulations or guidelines, which is or may hereinafter, become applicable to this Plan.
ARTICLE 18
OTHERS
18.1	No Right to a Grant:

Neither the adoption of the Plan nor any action of the Board of Directors or Compensation Committee shall be deemed to give an Employee or any other person any right to be granted any Option to acquire Shares or to any other rights hereunder except as may be evidenced by an Option Agreement duly executed on behalf of the Company and the Employee and then only to the extent of and on the terms and conditions expressly set forth therein.

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Grant.

The Company shall at all times keep available such number of authorised and unissued Shares as would be required to be issued upon Exercise of all the Options from time to time outstanding and shall ensure that all Shares delivered upon Exercise of the Options will be duly and validly issued as fully paid.

18.2	Compulsory sale of shares by employees

Until the IPO the Company shall be entitled to call upon any Employee (which shall include the heirs of a deceased Employee) whose employment has ceased, to sell to the Company or any person nominated by it the Shares acquired by such Employee pursuant to Options granted under the Plan. In case of the exercise by the Company of the aforesaid right, the Employee shall forthwith sell the said Shares, to the Company or its nominee, at the Fair Market Value determined in accordance with Article 4.15 of this Plan or at the Exercise Price, as provided in Article 12.3 hereinabove, Such right shall be exercised by the Company by a notice in writing addressed to the Employee at his place of residence as per the Employer Company’s records and thereupon the Employee shall transfer the shares to the

Company or its nominee against the payment of the selling price, within a period of 30 days from the date of the notice given by the Company.

Provided however that the Company shall exercise this right only within a period of 7 (seven) months of the date of cessation of employment of the Employee but subject always to the provisions of Article 12.3.

18.3	No Employment Rights Conferred:

Nothing contained in the Plan or in any Grant made hereunder shall:
(i)	confer upon any Employee any right with respect to continuation of employment or engagement with the Employer Company, or

(ii)	interfere in any way with the right of the Employer Company to terminate employment or services of any Employee at any time.
18.4	Tax deduction at source:

The Company shall have the right to deduct, in connection with all Grants, any taxes, if any, required by law to be deducted at source and to require any payments necessary to enable it to satisfy such obligations.

The holder of Shares will authorise the Company to sell such number of Shares as would be necessary to discharge the obligation in the respect of tax deduction at source and appropriate the proceeds thereof on behalf of the Employee.

18.5	No Restriction of Corporate Action:

Nothing contained in the Plan shall be construed to prevent the Employer Company from taking any corporate action which is deemed by the Employer Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Grant made under the Plan. No Employee, Employee or other persons shall have any claim against the Employer Company as a result of such action.

18.6	Confidentiality:

The Employee shall ensure complete confidentiality in respect of all documents, matters and discussions in relation to the Plan, Grant, the MMT Option Agreement or any connected matter. Any violation may result in cancellation of Grant or compulsory retransfer of Shares to the Company or a nominee as the Compensation Committee may deem fit without prejudice to the other action which may be taken in this regard.

18.7	Insider Trading:

The Employee shall ensure that there is no violation of:
a.	Insider trading regulations of the Country and/or the Recognised Stock Exchange on which the shares of the Company are listed.

b.	Other applicable restrictions for prevention of fraudulent and/or unfair trade practices relating to the securities market.
The Employee shall keep the Company, the Board and the Compensation Committee, fully indemnified in respect of any liability arising for violation of the above provisions.

18.8	New Plans:

Nothing contained in the Plan shall be construed to prevent the Company directly or through any trust settled by Company, from implementing any other new Employee Ownership Plan which is deemed by the Company to be appropriate or in its best interest, whether or not such other action would have any adverse impact on the Plan or any Grant made under the Plan. No Employee or other person shall have any claim against the Company and/or trust as a result of such action.

18.9	Issues:

In respect of any issues arising in respect of the Plan, the decision of the Board of Directors shall be final and binding on all concerned.

18.10	Restriction of Transfer of Option:

An Option shall not be sold, pledged, assigned, hypothecated, transferred or alienated in any manner other than by execution of a will in case of death of the Grantee and shall be exercisable during the lifetime of the Employee only by such Employee or in case of death or permanent incapacity of an Employee, by the Employee’s authorised legal representative or legal heirs.

18.11	MMT Option Agreement:

Each Grant shall be evidenced by an Option Agreement between the Company and the Employee, which shall contain such terms and conditions, as may be approved by the Compensation Committee. Each Option Agreement shall specify, without limitation, the effect of termination of employment, total and permanent disability, retirement or death on the Exercise of the Option. Under each Option Agreement, an Employee shall have the right to appoint any individual or legal entity in writing as his or her beneficiary under the Plan in the event of his death. Such designation may be revoked in writing by the Employee at any time and a new beneficiary may be appointed in writing on the form provided by the Compensation Committee for such purpose. In the absence of such appointment, the beneficiary shall be the legal representative of the Employee’s estate.

18.12	Governing Laws:

The Plan shall by governed by and construed in accordance with the laws of the Republic of Mauritius. Any dispute arising from or in connection with this Plan shall be subject to the jurisdiction of the courts of Mauritius.

18.13	Regulatory approvals

The implementation of the Plan, the granting of any Option under the Plan and the issuance of any Shares under the Plan shall be subject to the procurement by the Company, its Holding Company or Subsidiary Company or by the Grantee of all approvals and permits required by any regulatory authorities as applicable.
        .
* * * * *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of MakeMyTrip Limited (formerly known as International Web Travel Private Limited) on May 25, 2010.
* * * * *
I hereby certify that the foregoing Plan was approved by the shareholders of MakeMyTrip Limited (formerly known as International Web Travel Private Limited) on May 25, 2010.
Executed on this 25 day of May, 2010.

/s/ Mohammad Akhtar Janally
Corporate Secretary

SCHEDULE A
(to the MakeMyTrip.com 2001 Equity Option Plan)
GRANT

1.	Date of Grant		:		, 20[ ] (Date of offering)

2.	Name of Employee		:

3.	Employee Code	:

4.	Number of Options granted		:
				(in words	)
5.	Each Option entitles the Employee to acquire 1 Equity share at a price of US$ per share or such number of resultant shares at such price/s as maybe determined by the Compensation Committee in the event of ‘Change in Capital Structure’ or ‘Corporate Action’.

6.	The Options shall be eligible for Vesting in accordance with the Plan as per the following schedule:

Sr.	Total No.
No	Of Options	Date	Remarks

7.	The Vesting of the Option may take place earlier than the above date in accordance with the Plan.

8.	The Options should be exercised within Exercise Period or such further time as may be permitted, in this regard.

9.	The Company is a private limited company, hence shares of the Company are not freely transferable.

10.	On Cessation of employment, the unexercised / unvested Options under the Grant shall lapse, except as provided in the Plan/Agreement.

11.	The Grant shall be subject to the terms and conditions of the Plan and the Agreement to be executed between the Company and yourself.

For and on behalf of
Place:
Dated:
MakeMyTrip.com 2001 Equity Option Plan